Exhibit 10.17

[Graphic]	Rib-X Pharmaceuticals, Inc.
25 Science Park
New Haven, CT 06511
Phone 203-624-5621
FAX 203-624-5627
Froshauer@rib-x.com

May 1, 2002

Mr. Bob Conerly

843 N. Hoover Avenue

Louisville, CO 80027

Dear Bob,

Thank you for your interest in undertaking a leadership role at Rib-X Pharmaceuticals, Inc. (the “Company”). We believe your experience and talent would be an asset to our dynamic team. Therefore, contingent upon the prompt completion of our due diligence process, we are pleased to offer you the position of Chief Financial Officer (“CFO”).

In addition to undertaking a significant fiduciary responsibility, in which you will build an appropriate Finance Department to manage the research and development budget and all matters of finance, you will be asked to work closely with the Chief Executive Officer in a strategic capacity to evolve and fortify our business plan to assure an increase in the valuation of the Company. Our talented scientific staff represents one of the strongest, tangible assets at Rib-X. In your capacity of CFO, you will also be asked to participate with the Senior Management team in helping to guide the scientific and personal success of this rich team, assuring their maximal contribution to the Company. Our interactive culture is critical to our success, your entrepreneurial, active participation in the community of Rib-X will also constitute an element of your role.

Your compensation will consist of an initial base salary of fifteen thousand four hundred and sixteen dollars and sixty seven cents ($15,416.67) per month. At this time, under appropriate circumstances, we can also provide you with severance for a period of 6 months after the termination of your employment. The actual terms of this severance compensation will be agreed upon our further discussion. Finally, subject to approval by the Board of Directors, approximately 250,000 individual stock options, representing a 1% ownership interest, will be offered if you accept this position.

Based upon your yearly performance, you will also be eligible for an annual bonus of up to 25% of your salary. Stock options may also be granted as an additional component of your annual bonus. If you choose to accept the position and decide to relocate your family and household we will reimburse actual moving expenses, including storage costs of personal belongings until you are able to get into a rented home no later than July 28, 2002. The relocation reimbursement is valid for a period not to exceed one year after your start date. In recognition of your need for temporary housing, Rib-X will also reimburse you for the actual cost of approximately one month’s rent in furnished accommodations in the New Haven area. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits currently include company-subsidized major medical and dental insurance plans, vacation and personal leave, a future 401(k) program, and Flex Plan (pre-tax medical and dependent care expense reimbursement).

The Company requires you to verify that the performance of your position at Rib-X does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Rib-X). Please provide us with a copy of any such agreements. You will also be required to sign a Nondisclosure and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you. Moreover, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Rib-X will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Rib-X places great value on its people, and we demonstrate that by providing career growth opportunities in addition to the financial compensation package outlined above. In your case, we believe this position offers you the opportunity to build upon your expertise in microbial genetics and apply your expertise to our drug discovery program. Here, you will interact with a wide range of scientists, technical associates and executive officers of the company.

Please review the conditions of this job offer so that we may discuss them further. I look forward to the potential of working with you.

Sincerely,

Susan Froshauer, Ph.D.

President and CEO